Exhibit 1.01
Exhibit B

Countries of origin of the conflict minerals may include:

Metal	Country
Gold	USA, Australia, Belgium, ~~Democratic~~ Republic of Korea, Japan, Peru, Chile, Taiwan, China, Canada, Brasil, Switzerland, Philippines, Thailand, Laos, Germany, South Africa
Tantalum	Democratic Republic of Congo, Australia, Canada, Mozambique, Brasil, Russia, Ethiopia, China, Rwanda, USA, Japan
Tin	Belgium, China, Brasil, Thailand, Indonesia, Bolivia, Peru, Malaysia, Democratic Republic of Congo, Russia
Tungsten	China, Democratic Republic of Congo